Exhibit 15.1

Pollard-Kelley Auditing Services, Inc

Auditing Services	3250 West Market St, Suite 307, Fairlawn, OH 44333 330-836-2558

Report of Independent Certified Public Accountants

Board of Directors

Bad Toys Holdings, Inc. and Subsidiaries

We have reviewed the accompanying consolidated balance sheets of Bad Toys Holdings, Inc. and Subsidiaries as of March 31, 2006 and the related consolidated statements of income, stockholders’ equity, and cash flows for the three-month period then ended. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board. A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with the standards of the Public Company Accounting Oversight Board, the object of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles accepted in the United States of America.

Pollard-Kelley Auditing Services, Inc.

/S/ Pollard-Kelley Auditing Services, Inc.

May 14, 2006

Fairlawn, Ohio